EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 of our reports dated March 16, 2009, relating to the consolidated financial statements of Thomas Weisel Partners Group, Inc., and the effectiveness of Thomas Weisel Partners Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Thomas Weisel Partners Group, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
San Francisco, California
June 23, 2009